UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 16, 2007

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

383 Colorow Drive

Salt Lake City, Utah 84108

(Address of principal executive offices)

(801) 583-4939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 16, 2007, we entered into an Agreement for Sale and Assignment of Rights (the “Agreement”) with Drug Royalty L.P. 3 (“Drug Royalty”), pursuant to which we sold, and Drug Royalty purchased, our right to receive future royalty payments (the “Royalty Entitlement”) arising from sales of Preotact under our license agreement with Nycomed (the “Nycomed License”). The purchase price for the Royalty Entitlement is up to $75.0 million, payable by Drug Royalty as follows: (i) $50.0 million at the time of closing under the Agreement; and (ii) $25.0 million in 2010 if certain net sales thresholds for Preotact are achieved. The Agreement also grants Drug Royalty (i) the right to receive certain reports relating to the Royalty Entitlement, and (ii) certain audit rights relating to the Royalty Entitlement. If and when Drug Royalty receives a certain sum of royalty payments under the Royalty Entitlement, the Agreement will terminate and the remainder of the Royalty Entitlement will revert back to NPS.

In connection with the Agreement, we granted Drug Royalty a security interest in the Nycomed License and certain of our patents and other intellectual property underlying the Nycomed License. In the event of a default by NPS under the Agreement, Drug Royalty would be entitled to enforce its security interest against us and the property described above. The Agreement also contains other representations, warranties, covenants and indemnification obligations which are customary for a transaction of this nature.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Agreement of Sale and Assignment of Rights and the exhibits thereto, which will be attached to our periodic reports we file with the SEC.

Item 8.01	Other Events.

On July 16, 2007, NPS Pharmaceuticals issued the press release attached to this report as Exhibit 99.1, the contents of which are incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by NPS Pharmaceuticals, Inc. on July 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2007	NPS PHARMACEUTICALS, INC.

	By:	/s/ VAL R. ANTCZAK
Val R. Antczak, Senior Vice President, Legal Affairs, General Counsel and Secretary